EXHIBIT 21.1

Subsidiaries

The following table sets forth our direct and indirect subsidiaries as of April 12, 2006:

Company	Place of incorporation	Ownership interest
Subsidiaries of Hughes Communications:
Hughes Network Systems, LLC	Delaware	100%
Electronic Systems Products, Inc.	Illinois	92%
Subsidiaries of Hughes Network Systems, LLC:
HNS Participações e Empreendimentos Ltda.	Brazil	99.99%
HNS Américas Comunicações Ltda.	Brazil	99%
Hughes Telecomunicações do Brasil Ltda.	Brazil	99.99%
Hughes Network Systems (Beijing) Co., Ltd.	China	100%
Shanghai Hughes Network Systems	China	51%
HNS Finance Corp.	Delaware	100%
Hughes Network Systems International Service Company	Delaware	100%
HNS-India VSAT, Inc.	Delaware	100%
HNS-Shanghai, Inc.	Delaware	100%
HNS License Sub, LLC	Delaware	100%
HNS Real Estate, LLC	Delaware	100%
Hughes Network Systems GmbH	Germany	100%
Hughes Network Systems Limited	Hong Kong	100%
Hughes Escorts Communications Limited (1)	India	49%
Hughes Network Systems India, Ltd.	India	99.99%
P.T. Hughes Network Systems Indonesia	Indonesia	100%
Hughes Network Systems S.r.L.	Italy	100%
HNS Mauritius Ltd.	Mauritius	100%
HNS de México S.A. de C.V.	México	99%
Hughes Network Systems Europe Limited	United Kingdom	100%
Hughes Network Systems Limited	United Kingdom	100%
HNS License Sub Limited	United Kingdom	100%

(1)	Escorts Motors Limited, a joint venture owned 49% by Hughes Network Systems, LLC, separately owns 23% of Hughes Escorts Communications Limited, which results in our total direct and indirect economic interest in Hughes Escorts Communications Limited of 60.3%.